Exhibit 107

Calculation of Filing Fee Table

Form S-3

(Form Type)

IGC Pharma, Inc.

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Security Type	Title of Each Class of Securities to be Registered	Fee Calculation Rule	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(2)
Equity	Common Stock, par value $0.01	Rule 457(c) and (h)	8,823,529	$0.43	$3,794,117	$147.60 per $1,000,000
Total Offering Amounts					$3,794,117		$560
Total Fee Offsets							$0
Net Fee Due							$560

1.

There are being registered under this registration statement such indeterminate number of shares of common stock as may be sold by the registrant from time to time, which together shall have an aggregate initial offering price not to exceed $3,000,000. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder. The securities registered hereunder also include such indeterminate number of shares of common stock and warrants as may be issued upon the exercise of warrants or pursuant to the anti-dilution provisions of any such securities. In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares being registered hereunder include such indeterminate number of shares of common stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

2.

The offering price per share and the aggregate offering price are based upon the average of the high and low prices of the Registrant’s common stock ($0.43) as reported on the NYSE American on April 12, 2024, which is within five business days of April 15, 2024.